Exhibit 99.1
News from
Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Government, Investor and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
Arch Coal, Inc. Reports Third Quarter 2010 Results
Adj. EBITDA increases 67% to $201 million vs. year-ago quarter
Cash flow from operations grows 85% year-to-date
Record quarterly and year-to-date free cash flow generated
Company raises midpoint of 2010 earnings guidance range
Earnings Highlights

	Quarter Ended		Nine Months Ended
In $ millions, except per share data	9/30/10	9/30/09	9/30/10	9/30/09
Revenues	$874.7	$615.0	$2,350.9	$1,850.6
Income from Operations	98.3	48.3	237.0	94.2
Net Income[1]	46.7	25.2	111.0	40.6
Fully Diluted EPS	0.29	0.16	0.68	0.28

Adjusted EBITDA[2]	$201.1	$120.6	$531.9	$314.4

1/-	Net income attributable to ACI.

2/-	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” in this release.
     ST. LOUIS (October 29, 2010) — Arch Coal, Inc. (NYSE: ACI) today reported third quarter 2010 net income of $46.7 million, or $0.29 per diluted share, compared with net income of $25.2 million, or $0.16 per diluted share, in the prior-year period. Excluding certain charges, third quarter 2010 adjusted net income was $57.4 million, or $0.35 per diluted share. The charges for the third quarter include a pre-tax charge of $10.0 million related to non-cash amortization of coal supply agreements acquired in the Jacobs Ranch transaction as well as a pre-tax expense of $6.8 million related to non-recurring debt extinguishment costs on the redemption of $500 million of Arch Western Resources senior notes due 2013.
     Third quarter 2010 revenues grew 42 percent versus the prior-year quarter on more favorable coal market conditions and the inclusion of Jacobs Ranch volume. Income from operations more than doubled over the same time period and adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) increased 67 percent to reach $201 million in the third quarter of 2010.
     “Arch’s strong quarterly financial results were driven by better margins in each of our operating regions compared with a year ago,” said Steven F. Leer, Arch’s chairman and chief executive officer. “The Powder River Basin — which continues to benefit from the acquisition of Jacobs Ranch on Oct. 1, 2009 and its subsequent integration into Black Thunder — realized higher volume levels, lower cash costs and significant margin expansion. Pricing gains and solid cost control also boosted operating margins in the Western Bituminous Region, despite the temporary outage at Dugout Canyon in the quarter just ended. Moreover, operating margins in Central Appalachia nearly tripled versus a year ago on increased metallurgical coal sales.”
     Adjusted EBITDA rose nearly 70 percent to reach $532 million year-to-date in 2010. Cash flow from operations totaled $457 million for the nine months ended Sept. 30, 2010 — an increase of 85 percent over the prior-year period — while capital expenditures equaled $222 million, resulting in record free cash flow of $235 million for the first nine months of 2010.
     “Our strong financial performance to date this year — along with our current expectation for the fourth quarter — has allowed us to raise the midpoint of our 2010 earnings and EBITDA guidance range,” said Leer. “An improving earnings outlook coupled with our commitment to control capital spending levels should result in continued free cash flow generation.”
Key Pillars
     Arch’s overall lost-time safety performance and environmental compliance for the first three quarters of 2010 are both on track to beat the previous company records set last year. Seven operations attained a Perfect Zero — operating without a reportable safety incident or environmental compliance violation — during the quarter ended Sept. 30, 2010.
     Furthermore, on Oct. 16, 2010, the Black Thunder mine in the Powder River Basin surpassed 7 million employee-hours (more than 30 months) without a lost-time incident. The Coal-Mac complex in Central Appalachia also was honored on Oct. 18, 2010 with a national award from the U.S. Department of Interior for protecting the environment.
     “We’re proud of our employees for attaining these milestones and awards, which mark our progress towards the ultimate goal of no reportable safety incidents or environmental violations at any of our operations,” said John W. Eaves, Arch’s president and chief operating officer.
Financial Developments
     In the third quarter of 2010, Arch opportunistically issued $500 million in new senior notes due 2020, and subsequently used the proceeds to redeem a portion of its Arch Western Resources senior notes due 2013. Also during the third quarter, Arch used its free cash flow to repay short-term borrowings and reduce its debt-to-total-capital ratio to 43 percent. At Sept. 30, 2010, the company had $954 million of available liquidity — comprised of $64 million of cash on hand and $890 million under its short-term borrowing facilities.
     “Arch’s successful capital market transaction in the quarter just ended helped to lengthen the maturity profile on $500 million of term debt by seven years, and positions the company well to manage its bond maturities,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “As evidenced in the third quarter, our first priority for free cash flow continues to be debt reduction and liquidity enhancement to further strengthen the balance sheet.”
Operational Results
     “Our consolidated operating margin per ton expanded 10 percent in the third quarter of 2010 versus the second quarter, resulting from improved steam coal customer demand and continued, effective cost control at our operations,” said Eaves. “In particular, Powder River Basin operating margins improved by nearly 40 percent quarter over quarter — reaching their highest level since mid-2006.”

	Arch Coal, Inc.
	3Q10	2Q10	3Q09
Tons sold (in millions)	43.7	38.1	29.1
Average sales price per ton	$18.77	$18.86	$20.05

Cash cost per ton	$13.70	$13.87	$15.75
Cash margin per ton	$5.07	$4.99	$4.30

Total operating cost per ton	$15.81	$16.17	$18.19
Operating margin per ton	$2.96	$2.69	$1.86

Consolidated results may not tie to regional breakout due to rounding.
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amortization of acquired coal supply agreements not included in results.
Amounts reflected in this table exclude certain coal sales and purchases which have no effect on company results. For further description of the excluded transactions, please refer to the supplemental regional schedule that can be found at http://investor.archcoal.com.
     When compared with the second quarter of 2010, consolidated operating margin increased 10 percent and sales volume increased nearly 15 percent during the third quarter in response to improved domestic steam coal market conditions. Consolidated average sales price and operating costs per ton declined modestly over the same time period, largely reflecting a higher percentage of Powder River Basin coal in the company’s overall volume mix.

	Powder River Basin
	3Q10	2Q10	3Q09
Tons sold (in millions)	36.1	31.0	21.5
Average sales price per ton	$12.12	$11.88	$12.26

Cash cost per ton	$9.08	$9.23	$10.04
Cash margin per ton	$3.04	$2.65	$2.22

Total operating cost per ton	$10.44	$10.67	$11.31
Operating margin per ton	$1.68	$1.21	$0.95

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amortization of acquired coal supply agreements not included in results.
     In the Powder River Basin, third quarter 2010 operating margin increased nearly 40 percent versus the second quarter to reach $1.68 per ton. Third quarter sales volume increased versus the prior-quarter period, driven by better rail performance, higher brokered volumes and improved operating efficiencies at the integrated Black Thunder mine. Average sales price rose by $0.24 per ton over the same time period, while operating costs (excluding amortization of acquired coal supply agreements) declined $0.23 per ton, reflecting continued cost controls and the ongoing benefit of acquisition synergies, partially offset by higher sales-sensitive and maintenance costs.

	Western Bituminous Region
	3Q10	2Q10	3Q09
Tons sold (in millions)	4.0	4.0	4.6
Average sales price per ton	$30.66	$30.09	$29.08

Cash cost per ton	$22.35	$22.39	$20.70
Cash margin per ton	$8.31	$7.70	$8.38

Total operating cost per ton	$27.06	$26.99	$25.57
Operating margin per ton	$3.60	$3.10	$3.51

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
          In the Western Bituminous Region, third quarter operating margin reached $3.60 per ton, an increase of 16 percent versus the second quarter, despite Dugout Canyon’s temporary idling during most of the third quarter. Volumes were flat over the same time period, as increased shipments from the company’s other Utah mines offset lower production at the Dugout Canyon mine. Average sales price rose by $0.57 per ton in the third quarter compared with the prior-quarter period, resulting from a more favorable mix of customer shipments. Operating costs increased $0.07 per ton over the same time period, driven by the outage at Dugout Canyon which offset favorable cost performances at the company’s other Western Bituminous operations.

	Central Appalachia
	3Q10	2Q10	3Q09
Tons sold (in millions)	3.5	3.1	3.0
Average sales price per ton	$73.20	$73.96	$62.44

Cash cost per ton	$51.09	$49.19	$49.32
Cash margin per ton	$22.11	$24.77	$13.12

Total operating cost per ton	$58.01	$57.10	$56.50
Operating margin per ton	$15.19	$16.86	$5.94

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. These transactions are not reflected in this table.
          In Central Appalachia, Arch earned $15.19 per ton in operating margin in the third quarter of 2010 compared with $16.86 per ton in the second quarter. Third quarter steam coal volumes rose significantly versus the prior-quarter period on increased customer demand, while metallurgical coal volumes declined slightly. Average sales price per ton declined modestly over the same time period, as a larger percentage of lower-priced steam coal sales in the company’s overall volume mix offset higher pricing on metallurgical coal sales. Operating costs increased $0.91 per ton in the third quarter of 2010 compared with the prior-quarter period, resulting from the region’s production mix during the third quarter.
Coal Market Trends
          U.S. coal markets are set to deliver a much improved performance in 2010 versus 2009.
•	Electric output was up 4 percent year-to-date through Oct. 23, according to the Edison Electric Institute. For the first nine months of the year, Arch forecasts that coal consumption for electric generation increased 6.5 percent versus the prior-year period.

•	U.S. coal production declined more than 6 million tons through the first nine months of

2010, according to MSHA data released to date. Supply in the nation’s largest coal producing region – the southern Powder River Basin – increased 2 million tons, while production in the second largest supply basin – Central Appalachia – declined 12 million tons year-to-date through Sept. 30. In addition, supply from the Gulf Lignite region increased roughly 4 million tons over the same time period, mainly driven by increased demand from mine-mouth coal generation facilities that have come online in 2010.

•	U.S. coal exports are on pace to reach 80 million tons in 2010, representing an increase of 20 million tons versus 2009. By contrast, Arch expects coal imports into the U.S. to decline by more than 3 million tons in 2010 when compared with last year.

•	U.S. generator coal stockpile levels have declined meaningfully since 2009. Arch estimates that power plant stockpiles totaled approximately 160 million tons at the end of September 2010 – a 20-percent decline from the year-ago level but still 10 percent higher than the five-year average. On a days-supply basis, Powder River Basin customer inventories remain the lowest in the country and were below the five-year average at the end of September, according to third-party estimates.
Production and Sales Contract Portfolio
          Arch now expects sales volumes from company-controlled operations to be in the range of 155 million to 158 million tons for full year 2010. Included in this volume guidance range are sales into metallurgical coal markets (coking and pulverized coal injection/PCI), which are now projected at around 6 million tons in 2010.
          “Arch has moved up its sales volume range modestly for 2010 given better-than-expected operating synergies in the Powder River Basin and improved rail performance,” Leer said. “While efficiency has improved markedly at our PRB operations, we will continue to follow a market-driven strategy and, ultimately, the market will dictate whether we return any of our idled equipment to active operation in the quarters ahead.”
          In the Powder River Basin, Arch placed 20 million tons of coal for 2011 delivery and 15 million tons for 2012 delivery, at average prices above current annual indices for the region. In Central Appalachia, Arch committed 2.5 million tons of PCI and high-volatile coking coal for 2011 delivery, at blended average net back mine prices in the triple digits. The company also re-priced more than 4 million tons of Western Bituminous coal for 2011 and 2012 delivery, at average prices that are roughly 20 percent above Arch’s third quarter realizations in that region.
          Arch now has uncommitted volumes of 30 million to 40 million tons in 2011, and uncommitted volumes of 70 million to 80 million tons in 2012. These uncommitted volumes include up to 5.5 million tons of coking and PCI coal in 2011. In addition, the company has roughly 15 million tons committed but not yet priced in both 2011 and 2012.
2010 Earnings Guidance
          Arch has raised the midpoint of its 2010 adjusted earnings and EBITDA guidance and maintained its capital spending guidance as follows:
•	Earnings per diluted share on a GAAP basis is now projected to be between

$1.09 and $1.23, including amortization of coal supply agreements and early debt extinguishment costs. Excluding these charges, adjusted earnings per diluted share would be in the range of $1.25 to $1.40.

•	Adjusted EBITDA is now forecasted to be in the $750 million to $790 million range.

•	Capital spending is expected to remain in the $315 million to $335 million range.

•	Depreciation, depletion and amortization expense (excluding non-cash amortization of acquired coal supply agreements) is projected to be between $372 million and $377 million.
          “With our unpriced sales position and strong operating platform, Arch is poised to deliver in this current coal market up-cycle,” said Leer. “We’re targeting record free cash flow in 2010, and given our relatively modest capital needs, we expect continued growth in this cash flow metric going forward. We’re absolutely focused on leveraging our superior low-cost asset base to create substantial value for our shareholders over the long-term.”
          A conference call regarding Arch Coal’s third quarter 2010 financial results will be webcast live today at 11 a.m. E.D.T. The conference call can be accessed via the “investor” section of the Arch Coal Web site (http://investor.archcoal.com).
          St. Louis-based Arch Coal is the second largest U.S. coal producer, with revenues of $2.6 billion in 2009. Through its national network of mines, Arch supplies cleaner-burning, low-sulfur coal to U.S. power producers to fuel roughly 8 percent of the nation’s electricity. The company also ships coal to domestic and international steel manufacturers as well as international power producers.
Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues
Coal sales	$874,705	$614,957	$2,350,874	$1,850,609

Costs, expenses and other
Cost of coal sales	651,853	489,290	1,773,464	1,503,937
Depreciation, depletion and amortization	92,857	71,390	269,135	213,078
Amortization of acquired sales contracts, net	10,038	78	26,005	(92)
Selling, general and administrative expenses	26,999	24,029	89,509	70,770
Change in fair value of coal derivatives and coal trading activities, net	1,832	(3,342)	12,296	(10,328)
Gain on Knight Hawk transaction	—	—	(41,577)	—
Costs related to acquisition of Jacobs Ranch	—	791	—	7,166
Other operating income, net	(7,221)	(15,617)	(15,004)	(28,141)

	776,358	566,619	2,113,828	1,756,390

Income from operations	98,347	48,338	237,046	94,219

Interest expense, net:
Interest expense	(37,698)	(29,791)	(107,906)	(70,466)
Interest income	927	399	1,888	7,284

	(36,771)	(29,392)	(106,018)	(63,182)

Other non-operating expense
Loss on early extinguishment of debt	(6,776)	—	(6,776)	—

	(6,776)	—	(6,776)	—

Income before income taxes	54,800	18,946	124,252	31,037
Provision for (benefit from) income taxes	7,941	(6,270)	12,889	(9,590)

Net income	46,859	25,216	111,363	40,627
Less: Net (income) loss attributable to noncontrolling interest	(181)	(31)	(325)	11

Net income attributable to Arch Coal, Inc.	$46,678	$25,185	$111,038	$40,638

Earnings per common share
Basic earnings per common share	$0.29	$0.16	$0.68	$0.28

Diluted earnings per common share	$0.29	$0.16	$0.68	$0.28

Weighted average shares outstanding
Basic	162,391	155,622	162,384	147,122

Diluted	163,174	156,005	163,128	147,332

Dividends declared per common share	$0.10	$0.09	$0.29	$0.27

Adjusted EBITDA (A)	$201,061	$120,566	$531,861	$314,382

(A)	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$63,753	$61,138
Trade accounts receivable	249,189	190,738
Other receivables	45,590	40,632
Inventories	218,958	240,776
Prepaid royalties	45,129	21,085
Deferred income taxes	33,850	—
Coal derivative assets	10,322	18,807
Other	96,633	113,606

Total current assets	763,424	686,782

Property, plant and equipment, net	3,303,028	3,366,186

Other assets
Prepaid royalties	60,103	86,622
Goodwill	113,701	113,701
Deferred income taxes	323,874	354,869
Equity investments	148,893	87,268
Other	121,763	145,168

Total other assets	768,334	787,628

Total assets	$4,834,786	$4,840,596

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$172,281	$128,402
Coal derivative liabilities	5,721	2,244
Deferred income taxes	—	5,901
Accrued expenses and other current liabilities	200,868	227,716
Current maturities of debt and short-term borrowings	139,334	267,464

Total current liabilities	518,204	631,727
Long-term debt	1,538,470	1,540,223
Asset retirement obligations	323,025	305,094
Accrued pension benefits	64,145	68,266
Accrued postretirement benefits other than pension	45,609	43,865
Accrued workers’ compensation	28,226	29,110
Other noncurrent liabilities	120,058	98,243

Total liabilities	2,637,737	2,716,528

Redeemable noncontrolling interest	10,173	8,962

Stockholders’ Equity
Common stock	1,643	1,643
Paid-in capital	1,731,209	1,721,230
Treasury stock, at cost	(53,848)	(53,848)
Retained earnings	529,852	465,934
Accumulated other comprehensive loss	(21,980)	(19,853)

Total stockholders’ equity	2,186,876	2,115,106

Total liabilities and stockholders’ equity	$4,834,786	$4,840,596

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30,
	2010	2009
	(Unaudited)
Operating activities
Net income	$111,363	$40,627
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	269,135	213,078
Amortization of acquired sales contracts, net	26,005	(92)
Prepaid royalties expensed	26,190	24,140
Employee stock-based compensation expense	9,640	10,253
Amortization of debt financing costs	7,395	5,053
Gain on Knight Hawk transaction	(41,577)	—
Loss on early extinguishment of debt	6,776	—
Changes in:
Receivables	(48,718)	63,785
Inventories	21,818	(45,725)
Coal derivative assets and liabilities	14,116	21,911
Accounts payable, accrued expenses and other current liabilities	20,879	(74,607)
Deferred income taxes	(7,561)	(15,165)
Other	41,219	3,185

Cash provided by operating activities	456,680	246,443

Investing activities
Capital expenditures	(221,583)	(280,033)
Proceeds from dispositions of property, plant and equipment	252	806
Purchases of investments and advances to affiliates	(16,740)	(10,353)
Additions to prepaid royalties	(23,715)	(22,874)
Reimbursement of deposits on equipment	—	3,209

Cash used in investing activities	(261,786)	(309,245)

Financing activities
Proceeds from the issuance of long-term debt	500,000	584,784
Repayments of long-term debt, including redemption premium	(505,627)	—
Proceeds from the sale of common stock	—	326,452
Net increase (decrease) in borrowings under lines of credit and commercial paper program	(118,337)	4,345
Net payments on other debt	(9,794)	(13,276)
Debt financing costs	(12,630)	(29,596)
Dividends paid	(47,121)	(40,347)
Issuance of common stock under incentive plans	339	84
Contribution from non-controlling interest	891	—

Cash provided by (used in) financing activities	(192,279)	832,446

Increase in cash and cash equivalents	2,615	769,644
Cash and cash equivalents, beginning of period	61,138	70,649

Cash and cash equivalents, end of period	$63,753	$840,293

Arch Coal, Inc. and Subsidiaries
Schedule of Consolidated Debt
(In thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
Commercial paper	$55,716	$49,453
Revolving credit agreement	—	120,000
Accounts receivable securitization program	79,400	84,000
6.75% senior notes ($450.0 million and $950.0 million face value, respectively)	451,780	954,782
8.75% senior notes ($600.0 million face value)	586,690	585,441
7.25% senior notes ($500.0 million face value)	500,000	—
Other	4,218	14,011

	1,677,804	1,807,687
Less: current maturities of debt and short-term borrowings	139,334	267,464

Long-term debt	$1,538,470	$1,540,223

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization and the amortization of acquired sales contracts. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.
Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. In addition, acquisition and financing related expenses are excluded to make results more comparable between periods. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net income	$46,859	$25,216	$111,363	$40,627
Income tax expense (benefit)	7,941	(6,270)	12,889	(9,590)
Interest expense, net	36,771	29,392	106,018	63,182
Depreciation, depletion and amortization	92,857	71,390	269,135	213,078
Amortization of acquired sales contracts, net	10,038	78	26,005	(92)
Loss on early extinguishment of debt	6,776	—	6,776	—
Costs related to acquisition of Jacobs Ranch	—	791	—	7,166
Net (income) loss attributable to noncontrolling interest	(181)	(31)	(325)	11

Adjusted EBITDA	$201,061	$120,566	$531,861	$314,382

Adjusted net income and adjusted diluted earnings per common share
Adjusted net income and adjusted diluted earnings per common share are adjusted for the after-tax impact of acquisition and financing related costs and are not measures of financial performance in accordance with generally accepted accounting principles. We believe that adjusted net income and adjusted diluted earnings per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, adjusted net income and adjusted diluted earnings per share should not be considered in isolation, nor as an alternative to net income or diluted earnings per common share under generally accepted accounting principles.

Three Months Ended
September 30, 2010
(Unaudited)
Net income attributable to Arch Coal	$46,678

Amortization of acquired sales contracts, net	10,038
Loss on early extinguishment of debt	6,776
Tax impact of adjustments	(6,137)

Adjusted net income attributable to Arch Coal	$57,355

Diluted weighted average shares outstanding	163,174

Adjusted diluted earnings per share	$0.35

Free Cash Flow
Free cash flow is defined as operating cash flows minus capital expenditures and is not a measure of cash flow in accordance with generally accepted accounting principles. We use free cash flow as a measure of our ability to make investments, acquisitions and payments to our debt and equity security holders. Free cash flow should not be considered in isolation, nor as an alternative to cash flows generated from operations.

Nine Months Ended
September 30, 2010
(Unaudited)
Cash provided by operating activities	$456,680
Capital expenditures	(221,583)

Free cash flow	$235,097

Reconciliation of 2010 Targets
Adjusted EBITDA

	Targeted Results
	Year Ended
	December 31, 2010
	Low	High
	(Unaudited)
Net income attributable to Arch Coal, Inc.	$178,000	$201,000
Income tax expense	18,700	33,700
Interest expense, net	141,000	136,500
Depreciation, depletion and amortization	372,000	377,000
Amortization of acquired sales contracts, net	33,500	35,000
Loss on early extinguishment of debt	6,800	6,800

Adjusted EBITDA	$750,000	$790,000

Adjusted net income and adjusted diluted earnings per share

	Targeted Results
	Year Ended
	December 31, 2010
	Low	High
	(Unaudited)
Net income attributable to Arch Coal	$178,000	$201,000

Amortization of acquired sales contracts, net	33,500	35,000
Loss on early extinguishment of debt	6,800	6,800
Tax impact of adjustments	(14,710)	(15,257)

Adjusted net income attributable to Arch Coal	$203,590	$227,543

Diluted weighted average shares outstanding	163,000	163,000

Adjusted diluted earnings per share	$1.25	$1.40